Exhibit 99.1

                  Acadia Realty Trust Reports Fourth
             Quarter and Year-End 2004 Operating Results


    NEW YORK--(BUSINESS WIRE)--Feb. 28, 2005--Acadia Realty Trust (NYSE:AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") today reported operating results for the quarter and year ended December 31, 2004. All per share amounts discussed below are on a fully diluted basis.

    Fourth Quarter and Year-to-Date 2004 Highlights

    13.6% FFO growth over fourth quarter 2003

    -- Funds from operations ("FFO") per share for the fourth quarter of $0.25 and $0.98 for the year were consistent with guidance

    -- Earnings per share for the quarter and year were $ 0.32 and $0.65, respectively

    Portfolio occupancy increases 320 basis points to 92.3% from third quarter 2004

    --  Same-store net operating income up 3.9% for 2004

    -- Rent spreads on new and renewal leases which commenced during 2004 increased 9% over the previous rents on a cash basis

    Balance sheet ratios remain strong - Dividend increased

    -- Dividend increased by 7.8% commencing with fourth quarter dividend

    -- Maintained conservative dividend payout ratio for 2004 of 66% of FFO

    --  30% debt to total market capitalization

    --  3.2 to 1 fixed-charge coverage

    --  94% of debt is fixed-rate

    Continued expansion of external growth platform during 2004

    -- Formed second acquisition fund ("Fund II") with $300 million of committed discretionary capital

    -- New York Urban/Infill program launched; second redevelopment project added to pipeline during fourth quarter

    --  Formation of Retailer Controlled Property Venture ("RCP
        Venture") with Klaff/Lubert-Adler leads to Mervyn's investment

    Fourth Quarter and Year-End Operating Results - In-Line with
Guidance

    FFO, a widely accepted measure of REIT performance, for the quarter ended December 31, 2004 was $8.0 million, or $0.25 per share, compared to $6.5 million, or $0.22 per share for the fourth quarter 2003. FFO for the year ended December 31, 2004 was $30.3 million, or $0.98 per share compared to $0.95 per share for the same period in 2003. 2004 FFO included a charge during the third quarter of approximately $0.7 million, or $0.02 per share, related to flood damage incurred at the Mark Plaza located in Wilkes-Barre, PA as previously announced by the Company. 2003 FFO included $1.2 million, or $0.04 per share of additional rents received during the first quarter related to the assignment of an anchor lease.
    Earnings per share on a fully diluted basis was $0.32 for fourth quarter 2004 compared to a loss of $0.02 for fourth quarter 2003. Fourth quarter 2004 included a gain of $0.21 from the disposition of a non-core property. Fourth quarter 2003 included a non-cash write-off of $0.10 of unamortized tenant improvement costs related to the buyout and termination of the former anchor at the Town Line Plaza redevelopment project. For the year ended December 31, 2004 and 2003, earnings per share was $0.65 and $0.29, respectively.

    Portfolio Activity - Portfolio Occupancy reaches 92.3%

    On a year-over-year basis, Acadia increased its portfolio occupancy by 470 basis points. Year-end 2004 occupancy was 92.3% compared to 87.6% at year-end 2003 and 86.3% for 2002. On a same-store basis, year-end 2004 occupancy increased 250 basis points over 2003 occupancy of 89.8%. On a sequential basis, year-end 2004 occupancy increased 320 basis points from that of third quarter 2004.
    Same store net operating income ("NOI") for the retail portfolio increased 3.9% for annual 2004 over 2003. The favorable variance was driven primarily from increased rents in the core portfolio from leasing and redevelopment activities. Fourth quarter 2004 NOI was up 4.1% over fourth quarter 2003.
    During 2004, Acadia executed new and renewal leases totaling 640,000 square feet, or 9% of the retail portfolio (including joint venture properties except Kroger/Safeway Portfolio), at an average increase of 9% over the previous base rents on a cash basis.

    Opportunistic Non-Core Disposition

    During the fourth quarter, Acadia disposed of the East End Centre located in Wilkes-Barre, Pennsylvania for approximately $12.4 million at an effective 5.6% capitalization rate. In connection with the transaction, the Company extinguished $23.8 million of 8.13% fixed-rate mortgage debt which was scheduled to mature in 2010 and cross-collateralized by the East End Centre and Crescent Plaza.

    Balance Sheet - Solid Platform for Growth

    Locking in long-term low-rate debt

    During the fourth quarter, Acadia further reduced its interest rate exposure by locking in interest rates and extending the maturity for ten years on $64.0 million of joint venture debt, of which $31.4 million represents the Company's pro-rata share. In addition, the Company reduced its outstanding floating rate debt by $47.6 million. As a result, 94% of the Company's total mortgage debt, inclusive of long-term interest rate swaps and the Company's pro-rata share of joint venture debt is now fixed-rate. This has been accomplished while maintaining a blended cost of debt of 5.9% as of year-end 2004, as compared to 85% being fixed-rate as of the beginning of the year at a 6.1% blended cost of debt.
    During the fourth quarter Acadia completed a follow-on offering of
1.9 million shares which provided $28.3 million of proceeds. These proceeds were used to further de-leverage the balance sheet by retiring $11.4 million of above-market fixed-rate debt. The remaining $16.9 million was temporarily used to reduce the Company's borrowings under its lines of credit and will be utilized to fund future investment activity including Fund II acquisitions, anticipated mezzanine/preferred equity investments and other potential investment opportunities.
    For 2004, the strength of Acadia's balance sheet was evidenced by positive trends in its financial ratios as well as sufficient working capital to fund all of its foreseeable internal and external capital requirements. All financial ratios include the Company's pro-rata share of unconsolidated joint venture debt and interest expense:

    --  Debt to total market capitalization at year-end was 30%
        compared with 39% for 2003 and 49% for 2002

    -- For 2004, 94% of the Company's total mortgage debt, inclusive of the effect of interest rate swaps, was fixed-rate. This contrasts with 85% for 2003 and 74% as of the end of 2002

    -- Fixed-charge ratio was 3.2 times (EBITDA / interest expense plus preferred distributions)

    --  Dividend payout ratio for 2004 was 66% of FFO

    -- $33 million currently available under existing credit facilities to fund anticipated capital requirements

    Dividend Increase - 7.8% Increase for Fourth Quarter 2004 -
Follows 11.5% Increase in First Quarter 2003 and 8% Increase in 2002

    During the fourth quarter, Acadia's Board of Trustees approved an increase in Acadia's quarterly dividend to $0.1725 per share, which represents a 7.8% increase over the $0.16 quarterly dividend paid by Acadia during 2004. This represents a $0.05 increase on an annual basis, $0.64 to $0.69, and was effective for the dividend paid January 14, 2005. Acadia has now increased its dividend by more than 44% on a cumulative basis over the past three years. Even after the recent dividend increase, Acadia expects to maintain its historically conservative payout ratio for 2005.

    Multiple External Growth Initiatives Launched in 2004 Creating Multi-year Growth Potential - Second NY/Urban Infill Redevelopment Acquired During Fourth Quarter

    Fund II - Formation of Second Acquisition Fund

    During 2004, Acadia launched its second discretionary acquisition fund, Acadia Strategic Opportunity Fund II, LLC ("Fund II") raising $300 million of committed discretionary capital, to acquire approximately $900 million of real estate assets on a leveraged basis.

    New York Urban/Infill Redevelopment Program Launched

    In the third quarter, the Company announced the launching of its New York Urban/Infill Redevelopment Program (through Fund II) with PA Associates with the acquisition of 400 East Fordham Road in The Bronx, NY. During the fourth quarter, Acadia announced its second urban infill project located in Pelham Manor, NY. The Company entered into a 95-year ground lease for a 16-acre site which will be redeveloped into a multi-anchor community retail center. Total costs to complete this redevelopment are estimated at $30 to $35 million.
    It is anticipated that both of these projects will earn an unleveraged yield in excess of 10% upon stabilization.

    RCP Venture Formed - Mervyn's acquisition closed

    Acadia also formed the Retailer Controlled Property Venture ("RCP Venture") during 2004 with Klaff Realty, L.P. ("Klaff") and Klaff's long-time partner Lubert-Adler Management, Inc. for the purpose of making investments in surplus or underutilized properties owned or controlled by retailers.
    During the third quarter, Acadia completed its first investment through the RCP Venture. $23.2 million was invested by Funds I and II (of which approximately $5.0 million was the Company's share) into an affiliate of Lubert-Adler/Klaff, which is part of the investment consortium, along with Sun Capital Partners, Inc. and Cerberus Capital Management, L.P., that acquired the 257 store Mervyn's department store chain from the Target Corporation for $1.2 billion.

    Outlook - Earnings Guidance for 2005

    On a fully diluted basis, the Company currently forecasts its 2005 FFO will range from $1.01 to $1.09 per share. 2005 earnings per share is expected to range from $0.46 to $0.54. While other factors may impact earnings, Acadia's 2005 earnings guidance is based on the following assumptions:

    - Same Property Occupancy and NOI

    The Company's same property portfolio (including joint venture properties on a pro-rata basis) is expected to experience stable growth of approximately 3% to 4% for 2005 with expected portfolio occupancy increasing approximately 1% over 2004. This may be offset by the impact of potential tenant credit issues for which the Company is forecasting reserves ranging from $0.01 to $0.03.

    - Acquisitions

    The Company expects to generate $0.02 to $0.06 of FFO from external growth initiatives. The low end of this guidance should be achieved solely from completed transactions and identified investments expected to close during the first quarter of 2005.

    - Fee Income and General and Administrative Expense

    Fee income is projected to increase primarily as a result of a full year of asset management fees from Fund II together with other fees. The increase in fees is expected to be offset by a related increase in general and administrative expenses, as well as additional Sarbanes- Oxley related costs. These activities are expected to provide $0.00 to $0.02 of FFO growth.
    The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:


Guidance Range for 2005                                 Low     High
-----------------------                                ---------------
Earnings per diluted share                             $0.46    $0.54
Depreciation of real estate and amortization
 of leasing costs:
   Wholly owned and consolidated partnerships           0.47     0.47
   Unconsolidated  partnerships                         0.08     0.08
                                                       --------------
Funds from operations                                  $1.01    $1.09
                                                       ==============


    Management Comments

    Commenting on the results for the quarter and year, Kenneth Bernstein, President and CEO, stated, "We are quite pleased with our fourth quarter and full year performance. In 2004, our team was successful in driving the three key components of our business plan. First, we continued to enhance the value of our core portfolio, driving our occupancy to a five-year high while also improving the quality of our cash flows through redevelopment and selective disposition. Second, we further enhanced the strength and flexibility of our balance sheet. At year end our debt to total market cap was 30% and our fixed-charge coverage ratio was 3.2 times. Our dividend payout ratio for the year was healthy at 66% even after raising our dividend a cumulative 44% over three years. Third, we continued to expand our highly opportunistic but disciplined acquisition program with the formation of Fund II and the launching of the RCP Venture and the New York Urban/Infill Redevelopment Program. These initiatives should provide a highly accretive pipeline, which should help drive our growth over the next several years. Looking ahead, the fundamentals of our business plan remain sound and compelling. The potential for internal growth through redevelopments coupled with a strong balance sheet and an exciting external growth platform should enable us to continue to create strong shareholder value going forward."

    Investor Conference Call

    Kenneth Bernstein, President and CEO, and Michael Nelsen, Sr. Vice President and CFO, will conduct a conference call February 28, 2005 at 2:00 p.m. EST to review the Company's earnings and operating results.
    The live conference call can be accessed by dialing 888-339-2688 (internationally 617-847-3007). There is no passcode for the live call.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com.
    If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The replay passcode will be 48929829. The phone replay will be available through Sunday, March 6th, 2005.

    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 69 properties totaling approximately 9.6 million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    EBITDA is a widely used financial measure in many industries, including the REIT industry, and is presented to assist investors and analysts in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of operating performance, such as gains (or losses) from sales of property and depreciation and amortization and is used in computing various financial ratios as a measure of operational performance. The Company computes EBITDA as the sum of net income before extraordinary items plus interest expense, depreciation, income taxes and amortization, less any gains (losses)(including impairment charges) on the sale of income producing properties. The Company's method of calculating EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDA does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Refer to the Company's Financial and Operating Reporting Supplement for the quarter as posted on its website and included in the Company's filing on Form 8K with the Securities and Exchange Commission for a reconciliation of EBITDA.

    See the notes to the attached financial tables for a further discussion of the Company's use of FFO.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2004 and 2003
             (dollars in thousands, except per share data)

                         STATEMENTS OF INCOME

                               For the quarters      For the years
                               ended December 31,   ended December 31,

           Revenues             2004     2003         2004    2003
                               ---------------------------------------
Minimum rents                  $13,063  $ 12,485    $51,469  $ 48,912
Percentage rents                   385       450        952       988
Expense reimbursements           3,404     3,827     13,350    13,222
Other property income              144       266        643       748
Management fee income            1,663       540      4,763     1,971
Interest income                    556       144      1,469       788
Other                               --        --        210     1,218
                               ---------------------------------------
     Total revenues             19,215    17,712     72,856    67,847
                               ---------------------------------------
      Operating expenses
Property operating               3,528     4,332     14,908    14,726
Real estate taxes                2,379     2,418      9,025     8,469
General and administrative       2,993     2,803     10,578    10,734
Depreciation and amortization    4,108     6,504     15,650    17,374
                               ---------------------------------------
     Total operating expenses   13,008    16,057     50,161    51,303
                               ---------------------------------------
Operating income                 6,207     1,655     22,695    16,544
Equity in earnings of
 unconsolidated partnerships       264       634      1,797     2,411
Interest expense                (2,817)   (2,500)   (10,336)   (9,954)
Gain on sale                        --                  932     1,187
Minority interest                 (199)      (46)    (1,197)   (1,433)
                               ---------------------------------------
Income (loss) from continuing
 operations                      3,455      (257)    13,891     8,755
                               ---------------------------------------


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2004 and 2003
             (dollars in thousands, except per share data)


                   STATEMENTS OF INCOME (continued)

                               For the quarters     For the years
                               ended December 31,   ended December 31,

                                2004     2003         2004    2003
                               ---------------------------------------
Discontinued operations:

Operating income (loss) from
 discontinued operations       $    10  $   (229)   $  (886) $   (988)
Gain on sale of property         6,696        --      6,696        --
Minority interest                  (85)        9       (116)       86
                               ---------------------------------------
Income (loss) from discontinued
 operations                      6,621      (220)     5,694      (902)
                               ---------------------------------------
Net income (loss)              $10,076  $   (477)   $19,585  $  7,853
                               =======================================
Net income (loss) per Common
 Share - Basic
Net income (loss) per Common
 Share - Continuing operations $   .11  $   (.01)   $   .47  $    .33
Net income (loss) per Common
 Share - Discontinued
 operations                        .22      (.01)       .20      (.03)
                               ---------------------------------------
Net income (loss) per Common
 Share                         $   .33  $   (.02)   $   .67  $    .30
                               =======================================
Weighted average Common Shares  30,666    27,432     29,341    26,640
                               =======================================

Net income (loss) per Common
 Share - Diluted (1)
Net income (loss) per Common
 Share - Continuing operations $   .11  $   (.01)   $   .46  $    .32
Net income (loss) per Common
 Share - Discontinued
 operations                        .21      (.01)       .19      (.03)
                               ---------------------------------------
Net income (loss) per Common
 Share                         $   .32  $   (.02)   $   .65  $    .29
                               ---------------------------------------
Weighted average Common Shares  31,646    28,306     29,912    27,230
                               =======================================


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2004 and 2003
             (dollars in thousands, except per share data)


      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (2)

                               For the quarters      For the years
                               ended December 31,   ended December 31,

                                 2004     2003         2004    2003
                               ---------------------------------------
Net income (loss)              $10,076  $   (477)   $19,585  $  7,853
Depreciation of real estate and
 amortization of leasing costs:
   Wholly owned and
    consolidated partnerships    3,739     6,416     14,411    16,957
   Unconsolidated  partnerships    622       550      2,329     2,107
Income attributable to minority
 interest in Operating
 Partnership                       131       (11)       375       747
Gain on sale of properties      (6,696)       --     (6,696)       --
                               ---------------------------------------
Funds from operations - Basic    7,872     6,478     30,004    27,664
Distributions - Preferred OP
 Units                              88        36        335       185
                               ---------------------------------------
Funds from operations - Diluted  7,960     6,514     30,339    27,849
Funds from operations -
 Discontinued operations            74      (101)      (461)     (455)
                               ---------------------------------------
Funds from operations -
 Continuing operations         $ 7,886  $  6,615    $30,800  $ 28,304
                               =======================================
Funds from operations per share
 - Basic
Weighted average Common Shares
 and OP Units (3)               31,058    28,572     29,939    28,508
                               =======================================
Funds from operations per share
 - Continuing operations       $   .25  $    .23    $  1.02  $    .99
Funds from operations per share
 - Discontinued operations          --        --       (.02)     (.02)
                               ---------------------------------------
Funds from operations per
 share                         $   .25  $    .23    $  1.00  $    .97
                               =======================================
Funds from operations per share
           - Diluted
Weighted average Common Shares
 and OP Units  (3)              32,038    29,741     31,010    29,392
                               =======================================
Funds from operations per share
 - Continuing operations       $   .25  $    .22    $   .99  $    .96
Funds from operations per share
 - Discontinued operations          --        --       (.01)     (.01)
                               =======================================
Funds from operations per
 share                         $   .25  $    .22    $   .98  $    .95
                               =======================================


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
                   As of December 31, 2004 and 2003
             (dollars in thousands, except per share data)


                  SELECTED BALANCE SHEET INFORMATION

                                         December 31,    December 31,
                                            2004            2003
                                            ----            ----

Cash and cash equivalents                  $ 13,499        $ 14,663
Rental property, at cost                    422,177         414,138
Total assets                                396,343         388,184
Mortgage notes payable                      153,361         174,847
Total liabilities                           171,868         208,765
 Fixed rate debt: (4)                       146,407         140,836
   % of outstanding debt                       95 %            81 %
   Weighted average interest rate             6.1 %           6.4 %
 Variable rate debt (4)                    $  6,954        $ 34,011
   % of outstanding debt                        5 %            19 %
   Weighted average interest rate             3.8 %           2.9 %
Total weighted average interest rate          6.0 %           5.8 %


    Notes:

    (1) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares.
    (2) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
    (3) In addition to the weighted average Common Shares outstanding, diluted FFO also assumes full conversion of a weighted average 392 and 1,140 OP Units into Common Shares for the quarters ended December 31, 2004 and 2003, respectively and 598 and 1,868 OP Units into Common Shares for the years ended December 31, 2004 and 2003, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 523 and 295 Common Shares for the quarters ended December 31, 2004 and 2003, respectively and 500 and 295 Common Shares for the years ended December 31, 2004 and 2003, respectively.
    (4) Fixed-rate debt includes $86,156 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.


    CONTACT: Acadia Realty Trust
             Investor Relations
             Jon Grisham, 914-288-8142